Exhibit 99.1
CONSOL Energy Announces Results for the Second Quarter 2024

CANONSBURG, PA (August 8, 2024) - Today, CONSOL Energy Inc. (NYSE: CEIX) reported financial and operating results for the period ended June 30, 2024.

Second Quarter 2024 Highlights Include:

•GAAP net income of $58.1 million and GAAP dilutive earnings per share of $1.96;
•Quarterly adjusted EBITDA1 of $124.5 million;
•Net cash provided by operating activities of $116.3 million;
•Quarterly free cash flow1 of $58.6 million;
•Total revenue and other income of $501.1 million;
•Pennsylvania Mining Complex (PAMC) sold 5.8 million tons, despite export capacity limitations due to the Francis Scott Key (FSK) Bridge collapse;
•CONSOL Marine Terminal (CMT) resumed operations in late May, shipping 2.3 million tons;
•Itmann Mining Complex (IMC) sold 164 thousand tons;
•PAMC is near-fully contracted in 2024 and improved its position to 14.5 million tons in 2025; and
•IMC contracted position of 717 thousand tons in 2024 and 250 thousand tons in 2025.

Management Comments

“During the second quarter of 2024, the CONSOL team achieved robust financial and sales performances, despite navigating operational headwinds caused by the FSK Bridge collapse in the Port of Baltimore,” said Jimmy Brock, Chairman and Chief Executive Officer of CONSOL Energy Inc. “Despite having zero export capacity through our own CMT for more than half of the second quarter, we successfully sold 5.8 million PAMC tons and generated $59 million in free cash flow1. This strong performance was a testament to our team’s ability to effectively handle this unforeseen event and mitigate the financial impact to our stakeholders as much as possible. Consistent with our previously stated capital allocation framework, on a year-to-date basis through June 30, 2024, we have deployed $71 million towards share repurchases."

“On the safety front, our Bailey Preparation Plant, Itmann Preparation Plant, and CMT each had ZERO employee recordable incidents in the second quarter of 2024, and our year-to-date employee total recordable incident rate across our coal mining segment remained well below the historical national average for underground bituminous coal mines.”

Pennsylvania Mining Complex Review

		Three Months Ended
		June 30, 2024	June 30, 2023
Total Coal Revenue (PAMC Segment)	thousands	$384,442	$521,176
Operating and Other Costs	thousands	$287,670	$276,596
Total Cash Cost of Coal Sold[1]	thousands	$230,262	$233,523
Coal Production	million tons	5.6	6.3
Total Tons Sold	million tons	5.8	6.4
Average Coal Revenue per Ton Sold	per ton	$66.83	$81.27
Average Cash Cost of Coal Sold per Ton[1]	per ton	$39.82	$36.33
Average Cash Margin per Ton Sold[1]	per ton	$27.01	$44.94
The CEIX sales team sold 5.8 million tons of PAMC coal during the second quarter of 2024, generating coal revenue of $384.4 million for the PAMC segment and an average coal revenue per ton sold of $66.83. This compares to 6.4 million tons sold, generating coal revenue of $521.2 million and an average coal revenue per ton sold of $81.27 in the year-ago period. The variance is mainly due to our reduced export capacity in the quarter caused by the collapse of the FSK Bridge, which temporarily blocked vessel access to our CMT. Additionally, we incurred incrementally higher transportation costs to divert some export tons to an alternative port which reduced our coal revenue realization on those sales while access to our CONSOL Marine Terminal was blocked. Our performance, despite this headwind, is a testament to our ability to leverage our strong relationships with our transportation partners to quickly divert some export tonnage to an alternative port and optimize our sales book. With the temporary pause of operations at our CMT and the utilization of the alternative port, 49% of the total coal revenue for the PAMC segment during the second quarter was derived from sales into the export market.

During the second quarter of 2024, we produced 5.6 million tons at the PAMC, which was impressive considering that we swiftly realigned production with the export capacity limitations we faced due to the FSK Bridge collapse. This compares to 6.3 million tons in the year-ago period. Average cash cost of coal sold per ton1 at the PAMC for the second quarter of 2024 was $39.82, compared to $36.33 in the year-ago quarter. The increase was due to the lower sales tons resulting from our reduced export capacity, as well as ongoing inflationary pressures on costs for supplies, maintenance and contractor labor compared to the prior year period. Sales tonnage during the second quarter of 2024 outpaced production tonnage as we were able to reduce our inventory that accumulated at the end of the first quarter of 2024 due to the FSK Bridge collapse.

On the marketing front, API2 and Henry Hub natural gas spot prices saw an uptick in the second quarter compared to the first quarter of 2024. In the export market, API2 spot prices in the second quarter increased approximately 6% when compared to the first quarter of 2024. Domestically, average Henry Hub natural gas spot prices were up approximately 11% quarter over quarter, while PJM West day ahead power prices decreased 2% over the same period. According to the National Oceanic and Atmospheric Administration, the contiguous U.S. experienced the second highest average temperature on record for the month of June. These high temperatures caused Northern Appalachia coal burn to increase by approximately 32% in June when compared to May 2024, resulting in a reduction of Northern Appalachia coal stockpiles, according to Energy Ventures Analysis. As a result of the strong quality characteristics of our PAMC product, which allow us to sell it into many different end-use markets globally, and the improved demand outlook for power generation, we were able to enter into multiple new long-term domestic contracts, with some extending through 2028. Accordingly, the PAMC is now near fully contracted in 2024 based on the midpoint of our 2024 guidance, and we increased our 2025 contracted position to 14.5 million tons.

CONSOL Marine Terminal Review

During the second quarter of 2024, operations at the CMT resumed after being halted for approximately two months due to the FSK Bridge collapse and cleanup. The CMT team accelerated its annual summer shutdown maintenance during this time to improve efficiency and allow the CMT to remain open to load and ship vessels during the railroads’ and mining operations’ annual shutdown period beginning at the end of June and extending into early July. In the second quarter of 2024, throughput volume at the CMT was 2.3 million tons, compared to 5.4 million tons in the year-ago period. Terminal revenues and CMT total costs and expenses were $12.0 million and $9.9 million, respectively, compared to $31.4 million and $10.9 million, respectively, during the year-ago period. CMT operating cash costs1 were $6.1 million in the second quarter of 2024, compared to $7.0 million in the prior year period. CMT net income and CMT adjusted EBITDA1 were

$2.3 million and $5.2 million, respectively, in the second quarter of 2024 compared to $21.1 million and $23.9 million, respectively, in the year-ago period.

Itmann Mining Complex Update

During the second quarter of 2024, the IMC sold 164 thousand tons of Itmann Mine and third-party coal, compared to 193 thousand tons in the first quarter. The impairment in the second quarter was due to lower quantities of purchased coal being sold and adverse geological conditions which limited our production. During the second quarter of 2024, the Itmann Mine continued to focus on its long-term mains development while operating two of the three continuous miner sections as super sections. As of the end of the second quarter of 2024, the Itmann Mine staffing levels have improved, and the mine is now nearly fully staffed. On the supply chain front, we continue to deal with abnormally long lead times on both new and rebuilt section equipment. As the Itmann Mine team continues to work through these challenges, we remain focused on positioning this mine for long-term success. Looking forward, we expect to begin retreat mining late in the third quarter of 2024, which we expect will improve both our efficiency and productivity.

Shareholder Returns Update

Through a 10b5-1 plan put into place in the first quarter of 2024, CEIX deployed $13 million toward share repurchases in April of 2024. Due to our limited cash flow generation in the first half of the quarter and uncertainties surrounding the temporary closure of and restrictions to the shipping lane in the Port of Baltimore, we slowed our return of capital efforts during the quarter. From the beginning of December 2022 through June 30, 2024, CEIX has repurchased 6.1 million shares of its common stock, or approximately 18% of its public float as of year-end 2022, at a weighted average price of $77.14 per share.

2024 Guidance and Outlook

Based on our current contracted position, estimated prices, production plans, and the effect of the FSK Bridge collapse, we are providing the following financial and operating performance guidance for full fiscal year 2024:

•PAMC coal sales volume of 24.5-26.0 million tons
•PAMC average coal revenue per ton sold expectation of $63.50-$66.50
•PAMC average cash cost of coal sold per ton2 expectation of $37.50-$39.50
•IMC coal sales volume of 700-900 thousand tons
•Total capital expenditures of $165-$190 million

Second Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the second quarter 2024 financial and operational results, is scheduled for August 8, 2024 at 10:00 AM eastern time. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the "Events and Presentations" page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free) 1-800-836-8184
Participant international dial in 1-646-357-8785

Availability of Additional Information

Please refer to our website, www.consolenergy.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC) reporting our results for the period ended June 30, 2024 on August 8, 2024. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:
1 "Adjusted EBITDA", "Free Cash Flow", "CMT Adjusted EBITDA", "CMT Operating Cash Costs", and "Total Cash Cost of Coal Sold" are non-GAAP financial measures and "Average Cash Cost of Coal Sold per Ton" and "Average Cash

Margin per Ton Sold" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures".

2 CEIX is unable to provide a reconciliation of PAMC Average Cash Cost of Coal Sold per Ton guidance, which is an operating ratio derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal coal and metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin. CONSOL’s flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey Mine, Enlow Fork Mine, and Harvey Mine. CONSOL recently developed the Itmann Mine in the Central Appalachian Basin, which has the capacity when fully operational to produce roughly 900 thousand tons per annum of premium, low-vol metallurgical coking coal. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 20 million tons per year. In addition to the ~584 million reserve tons associated with the Pennsylvania Mining Complex and the ~28 million reserve tons associated with the Itmann Mining Complex, the company controls approximately 1.3 billion tons of greenfield thermal and metallurgical coal reserves and resources located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:

Investor:
Nathan Tucker, (724) 416-8336
nathantucker@consolenergy.com

Media:
Erica Fisher, (724) 416-8292
ericafisher@consolenergy.com

Condensed Consolidated Statements of Cash Flows
The following table presents the condensed consolidated statements of cash flows for the three months ended June 30, 2024 and 2023 (in thousands):

	Three Months Ended June 30,
	2024	2023
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)
Net Income	$58,061	$167,723
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	54,847	64,528
Other Non-Cash Adjustments to Net Income	1,832	2,189
Changes in Working Capital	1,524	(6,867)
Net Cash Provided by Operating Activities	116,264	227,573
Cash Flows from Investing Activities:
Capital Expenditures	(55,408)	(42,325)
Proceeds from Sales of Assets	757	239
Other Investing Activity	(4,553)	(29,069)
Net Cash Used in Investing Activities	(59,204)	(71,155)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt, Including Fees	(3,471)	(54,596)
Repurchases of Common Stock	(12,998)	(65,398)
Dividends and Dividend Equivalents Paid	(516)	(37,187)
Other Financing Activities	(27)	(3,410)
Net Cash Used in Financing Activities	(17,012)	(160,591)
Net Increase (Decrease) in Cash and Cash Equivalents and Restricted Cash	40,048	(4,173)
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	216,778	246,843
Cash and Cash Equivalents and Restricted Cash at End of Period	$256,826	$242,670
Reconciliation of Non-GAAP Financial Measures
We evaluate our cost of coal sold and cash cost of coal sold on an aggregate basis by segment, and our average cash cost of coal sold per ton on a per-ton basis. Cost of coal sold includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Cost of coal sold excludes any indirect costs and other costs not directly attributable to the production of coal. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization costs on production assets. We define average cash cost of coal sold per ton as cash cost of coal sold divided by tons sold. The GAAP measure most directly comparable to cost of coal sold, cash cost of coal sold and average cash cost of coal sold per ton is operating and other costs.

The following table presents a reconciliation for the PAMC segment of cash cost of coal sold, cost of coal sold and average cash cost of coal sold per ton to operating and other costs, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended June 30,
	2024	2023
Operating and Other Costs	$287,670	$276,596
Less: Other Costs (Non-Production and non-PAMC)	(57,408)	(43,073)
Cash Cost of Coal Sold	$230,262	$233,523
Add: Depreciation, Depletion and Amortization (PAMC Production)	42,284	47,877
Cost of Coal Sold	$272,546	$281,400
Total Tons Sold (in millions)	5.8	6.4
Average Cost of Coal Sold per Ton	$47.38	$43.88
Less: Depreciation, Depletion and Amortization Costs per Ton Sold	7.56	7.55
Average Cash Cost of Coal Sold per Ton	$39.82	$36.33
We evaluate our average cash margin per ton sold on a per-ton basis. We define average cash margin per ton sold as average coal revenue per ton sold, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average cash margin per ton sold is total coal revenue.
The following table presents a reconciliation for the PAMC segment of average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended June 30,
	2024	2023
Total Coal Revenue (PAMC Segment)	$384,442	$521,176
Operating and Other Costs	287,670	276,596
Less: Other Costs (Non-Production and non-PAMC)	(57,408)	(43,073)
Cash Cost of Coal Sold	$230,262	$233,523
Total Tons Sold (in millions)	5.8	6.4
Average Coal Revenue per Ton Sold	$66.83	$81.27
Less: Average Cash Cost of Coal Sold per Ton	39.82	36.33
Average Cash Margin per Ton Sold	$27.01	$44.94

We define CMT operating costs as operating and other costs related to throughput tons. CMT operating costs exclude any indirect costs and other costs not directly attributable to throughput tons. CMT operating cash costs include CMT operating costs, less depreciation, depletion and amortization costs on throughput assets. The GAAP measure most directly comparable to CMT operating costs and CMT operating cash costs is operating and other costs.

The following table presents a reconciliation of CMT operating costs and CMT operating cash costs to operating and other costs, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended June 30,
	2024	2023
Operating and Other Costs	$287,670	$276,596
Less: Other Costs (Non-Throughput)	(280,359)	(268,507)
CMT Operating Costs	$7,311	$8,089
Less: Depreciation, Depletion and Amortization (Throughput)	(1,176)	(1,065)
CMT Operating Cash Costs	$6,135	$7,024
We define adjusted EBITDA as (i) net income (loss) plus income taxes, interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as stock-based compensation and loss on debt extinguishment. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).
The following tables present a reconciliation of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended June 30, 2024
	PAMC	CONSOL Marine Terminal	Other	Consolidated
Net Income (Loss)	$94,295	$2,321	$(38,555)	$58,061

Add: Income Tax Expense	—	—	9,027	9,027
Add: Interest Expense	—	1,518	3,475	4,993
Less: Interest Income	(1,320)	—	(3,307)	(4,627)
Earnings (Loss) Before Interest & Taxes (EBIT)	92,975	3,839	(29,360)	67,454

Add: Depreciation, Depletion & Amortization	43,675	1,233	9,939	54,847

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$136,650	$5,072	$(19,421)	$122,301

Adjustments:
Add: Stock-Based Compensation	$1,796	$96	$345	$2,237

Adjusted EBITDA	$138,446	$5,168	$(19,076)	$124,538

	Three Months Ended June 30, 2023
	PAMC	CONSOL Marine Terminal	Other	Consolidated
Net Income (Loss)	$218,636	$21,094	$(72,007)	$167,723

Add: Income Tax Expense	—	—	37,574	37,574
Add: Interest Expense	—	1,526	5,629	7,155
Less: Interest Income	(513)	—	(3,198)	(3,711)
Earnings (Loss) Before Interest & Taxes (EBIT)	218,123	22,620	(32,002)	208,741

Add: Depreciation, Depletion & Amortization	50,268	1,176	13,084	64,528

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$268,391	$23,796	$(18,918)	$273,269

Adjustments:
Add: Stock-Based Compensation	$1,674	$60	$259	$1,993
Add: Loss on Debt Extinguishment	—	—	688	688
Total Pre-tax Adjustments	1,674	60	947	2,681

Adjusted EBITDA	$270,065	$23,856	$(17,971)	$275,950

Free cash flow is a non-GAAP financial measure, defined as net cash provided by operating activities plus proceeds from sales of assets less capital expenditures and investments in mining-related activities. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following table presents a reconciliation of free cash flow to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended	Three Months Ended
	June 30, 2024	June 30, 2023
Net Cash Provided by Operations	$116,264	$227,573

Capital Expenditures	(55,408)	(42,325)
Proceeds from Sales of Assets	757	239
Investments in Mining-Related Activities	(3,025)	(4,731)
Free Cash Flow	$58,588	$180,756

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe our expectations with respect to the Itmann Mine or any other strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Source: CONSOL Energy Inc.